Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 1
Payment Date	01/26/2004

Servicing Certificate
Beginning Pool Balance	52,226,554.11
Beginning PFA	0.00
Ending Pool Balance	50,484,965.46
Ending PFA Balance	-
Principal Collections	2,424,054.65
Principal Draws	682,466.00
Net Principal Collections	1,741,588.65
Active Loan Count	2,353

Interest Collections	233,841.25

Weighted Average Net Loan Rate	4.38172%
Substitution Adjustment Amount	0.00

Note Rate	1.39125%

Term Notes	Amount	Factor
Beginning Balance	49,791,724.12	0.2212966
Ending Balance	48,034,148.39	0.2134851
Principal	1,757,575.73	7.8114477
Interest	59,651.52	0.2651179
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	151,978.68

Beginning Overcollateralization Amount	2,434,829.99
Overcollateralization Amount Increase (Decrease)	15,987.08
Outstanding Overcollateralization Amount	2,450,817.07
Target Overcollateralization Amount	2,450,817.07

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,288,659.98	41	2.55%
Delinquent Loans (60 Days)*	378,794.28	15	0.75%
Delinquent Loans (90 Days) *	428,589.58	14	0.85%
Delinquent Loans (120 Days)*	111,480.86	5	0.22%
Delinquent Loans (150 Days)*	237,756.19	7	0.47%
Delinquent Loans (180+ Days)*	683,843.28	19	1.35%
Foreclosed Loans	384,199.89	11	0.76%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	5,514,573.08
Current Month Loss Amount	0.00
Current Month Principal Recovery	435.63
Net Ending Loss Amount	5,514,137.45

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	262,334.02
Current Month Net Principal Recovery Amount	435.63
Net Ending Principal Recovery Amount	262,769.65

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance to Notes	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00